Exhibit 5.1

To: Tyco Flow Control International Ltd. Freier Platz 10 8200 Schaffhausen Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

August 2, 2012

Tyco Flow Control International Ltd. – Issuance of New Registered Shares with a Par Value of CHF 0.50 Each

Ladies and Gentlemen:

We have acted as special Swiss counsel to Tyco Flow Control International Ltd., a Swiss corporation (the Company), as regards the issuance of new registered shares of the Company with a par value of CHF 0.50 each (the New Shares) by way of a conversion of freely available equity into nominal share capital in connection with the merger (the Merger) of Panthro Merger Sub, Inc., a Minnesota corporation and an indirect wholly-owned subsidiary of the Company (Merger Sub), with and into Pentair, Inc., a Minnesota corporation (Pentair), with Pentair surviving the Merger, pursuant to the Merger Agreement, dated March 27, 2012, among Tyco International Ltd., the Company, Panthro Acquisition Co., Merger Sub, and Pentair (the Merger Agreement) and the Business Corporation Act of the State of Minnesota, as amended.

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I. Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the legal matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of giving this opinion, we have, among other things, examined originals or copies of the following documents (collectively the Documents):

(i)	an electronic copy of the executed Merger Agreement;

(ii)	an electronic copy of the public deed of incorporation of the Company, dated May 19, 2011;

(iii)	a legalized copy of the articles of association of the Company, dated July 12, 2012, in the form filed with the Commercial Register of the Canton of Schaffhausen, Switzerland, on February 24, 2012 (the Articles);

(iv)	a legalized excerpt from the Commercial Register of the Canton of Schaffhausen, dated July 12, 2012, relating to the Company (the Excerpt);

(v)	the Company’s registration statement on Form S-4 (File No. 333-181250) (the Registration Statement), filed with the U.S. Securities and Exchange Commission (the Commission) under the Securities Act 1933, as amended (the Act), and the related preliminary proxy statement/prospectus, dated May 8, 2012, as amended (the Prospectus).

We have further examined such other records, documents, and instruments, and made such inquiries as we have deemed necessary or advisable for purposes of rendering this opinion. In relation to public registers, and excerpts therefrom, we have relied on the statutory assumption pursuant to the Swiss Civil Code of December 10, 1907, as amended, that such instruments constitute full proof of the facts evidenced therein.

With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II. Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were effectively executed and certified, as applicable, in the manner and by the individuals appearing on such documents;
(c)	at the time of the issuance of the New Shares, (i) the par value of the New Shares will have been fully paid-in, (ii) the capital increase relating to the New Shares will have been duly approved by the general meeting of shareholders of the Company, (iii) the Company’s board of directors will have established a report that the equity converted into share capital is freely available and the capital increase resolution of the Company’s general meeting of shareholders has been complied with, (iv) a licensed auditor will have verified the report of the Company’s board of directors and confirmed in writing that the report is complete and accurate, (v) the Company’s board of directors will have amended the Company’s articles of association and made the required ascertainments, and (vi) upon application by the Company’s board of directors, the New Shares will have been registered in the competent commercial register in Switzerland;

(d)	at the time of the issuance of the New Shares, to the extent necessary, the sole shareholder of the Company, Tyco International Ltd., will have waived its preemptive rights in the Capital Increase;

(e)	upon registration of the New Shares in the commercial register, the register of uncertificated securities (Wertrechtebuch) of the Company, confirming the creation of new uncertificated securities (Wertrechte) of the Company, will have been duly executed; and

(f)	upon issuance of the New Shares, each holder of Pentair common shares at the time of the completion of the Merger will be registered as the first holder of the Shares in (i) the main register (Hauptregister) and (ii) the Company’s share register (Aktienbuch), each as maintained by Wells Fargo Bank, N.A.

III. Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.	The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to conduct its business as described in the Articles.

2.	The New Shares will, if and when issued by the Company, be validly issued, fully paid and non-assessable.

IV. Qualifications

The above opinion is subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	In relation to the financial statements and schedules, and other financial data, contained in the Registration Statement and the Prospectus, we express no opinion as regards compliance with and completeness under art. 652a CO or any other relevant disclosures rules or standards.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the Merger and shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ Homburger AG

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